FOR IMMEDIATE RELEASE

IFF REPORTS THIRD QUARTER SALES AND EARNINGS

UPDATES 2003 SALES AND EARNINGS OUTLOOK

New York, N.Y., October 23, 2003.... International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) reported diluted earnings per share for the third quarter 2003 of $.54 compared to $.52 for the prior year quarter. The 2003 third quarter results include $3.9 million ($2.4 million after tax or $.03 per share) of restructuring and other charges related to the Company’s ongoing reorganization plan; 2002 third quarter results included $2.5 million ($1.7 million after tax or $.02 per share) of such charges. Excluding the effects of these charges, 2003 third quarter diluted earnings per share would have been $.57, compared to $.54 in the prior year comparable quarter, an increase of 6%.

Third quarter 2003 sales totaled $480.9 million, increasing 4% in comparison to the prior year quarter. Reported sales for the 2003 quarter benefited from the strengthening of various currencies, most notably the Euro, the Pound Sterling and the Australian dollar, in relation to the U.S. dollar; had exchange rates remained constant, sales for the third quarter 2003 would have declined approximately 1% in comparison to the prior year quarter.

Sales for the third quarter reflected continued weak customer order activity, most significantly in North America, and to a lesser extent in Europe, and parts of Latin America and Asia Pacific. Sales performance by region was as follows:

•	North America flavor and fragrance sales declined 1% and 13%, respectively; in total the region declined 7%, reflecting weak demand and ongoing customer efforts to reduce inventory levels. Fine fragrance sales declined 24%, a lower performance than had been expected, and than had been achieved in the first half of 2003. The fine fragrance weakness spanned the entire range of the Company’s customers and reflected the continued weak retail environment for fine fragrances. Functional fragrance and chemical sales declined 3% and 11%, respectively.

•	Local currency flavor and fragrance sales in Europe each decreased 2%, resulting in reported dollar increases of 9% and 11%, respectively. In total, the region’s sales declined 2% in local currency terms and increased 10% in dollars. Local currency sales of fine and functional fragrances increased 1% and 7%, respectively, while aroma chemical sales declined 13%. The local currency performance reflected the persistent economic weakness in much of the European region, most notably in France, Germany, the U.K. and Switzerland, where sales were weakest in comparison to the 2002 third quarter; local currency sales in Eastern Europe also declined in the low double digits.

•	Local currency sales in Asia Pacific increased 6%, resulting in an 11% increase in reported dollar sales. Local currency fragrance sales increased 14% in comparison to the prior year quarter, resulting in a 17% increase in reported dollars; this strong performance benefited from improving economic conditions in the region and the benefit of significant new fragrance wins. Local currency flavor sales increased 2%, resulting in a 6% increase in reported dollars. For the region, Greater China, Thailand, South Korea and Indonesia were strongest, each achieving double digit growth; this growth was partially offset by continued weakness in Japan, where local currency sales declined 9% in comparison to the 2002 third quarter.

•	Latin America sales increased 4%. Flavor sales increased 31%, benefiting from increases of 43%, 38% and 35% in Argentina, Brazil and Mexico, respectively, reflecting the impact of new wins. Fragrance sales in the region declined 4% with Mexico and Brazil declining 10% and 5%, respectively. Argentina fragrance sales increased 33% as economic conditions in that country stabilized.

•	India sales increased 10% in local currency and 12% in reported dollars. Local currency fragrance sales increased 13% resulting in a 17% increase in reported dollars. Local currency flavor sales increased 6%, resulting in a 7% increase in reported dollars. In both flavors and fragrances, the sales performance reflected the benefit of new wins.

Net income for the quarter increased 3% in comparison to the prior year quarter. Excluding the impact of restructuring and other charges in both the 2003 and 2002 quarters, net income increased 4% in the current quarter in comparison to the prior year. Gross and operating margin in the third quarter, as a percentage of sales, declined in comparison to the prior year; the decline was primarily attributable to the weak sales performance in the higher margin fine fragrance business. Earnings have been sustained by the Company’s cost-cutting efforts and by reduced interest expense.

Sales for the nine-month period ending September 30, 2003 totaled $1,429.7 million, increasing 3% in comparison to the prior year period. Sales for the 2002 period included $9.4 million attributable to non-core businesses that the Company disposed of during 2002; excluding such sales from the 2002 results, sales for the nine-month period ended September 30, 2003 increased 4% in comparison to the prior year period. Reported sales for the 2003 period benefited from the strengthening of various currencies, most notably the Euro, the Japanese Yen, the Pound Sterling and the Australian dollar, in relation to the U.S. dollar; had exchange rates remained constant, sales for the first nine months in 2003 would have declined approximately 4% in comparison to the prior year period as reported, and declined 3% excluding sales attributable to the non-core businesses from the 2002 results.

Excluding, for comparative purposes, sales attributable to non-core businesses disposed of during 2002, sales performance by region for the nine-month period ended September 30, 2003 was as follows:

•	North America flavor and fragrance sales declined by 2% and 8%, respectively; in total the region declined by 5%, reflecting weak economic conditions and weak demand for fine fragrance products as well as the effect of ongoing customer efforts to reduce inventory levels. Functional fragrance, fine fragrance and chemical sales declined 7%, 9% and 9%, respectively.

•	Local currency flavor sales in Europe declined 1% in comparison to the prior year period, resulting in a 15% increase in reported dollar sales. Fragrance sales declined 5% in local currency, resulting in a 12% increase in reported dollar sales. Overall, the region’s sales declined 3% in local currency terms and increased 14% in dollars. Fine fragrance local currency sales increased 4%, while functional fragrance and aroma chemical sales declined by 5% and 13%, respectively. The local currency performance reflected the persistent economic weakness throughout much of the European region.

•	Local currency sales in Asia Pacific increased 1% resulting in a 6% increase in reported dollar sales. Local currency fragrance sales increased 6% in comparison to the prior year period resulting in an 11% increase in reported dollars. Local currency flavor sales declined 3% in comparison to the prior year period resulting in a 2% increase in reported dollars. For the region, sales performance year-to-date has been strongest in Thailand, Taiwan, Indonesia and Greater China, with respective local currency increases of 21%, 10%, 9% and 7%, respectively. These strong performances were substantially offset by persistent weakness in Japan and the Philippines where local currency sales have declined by 6% and 17%, respectively.

•	Latin America sales declined 4% in comparison to 2002. Flavor sales increased 6%, benefiting from increases of 77%, 39% and 15% in Central America, Argentina and Brazil, respectively, reflecting the benefit of new wins and, in Argentina, an improved economic environment. Fragrance sales in the region declined 7% with Mexico and Brazil declining 7% and 12%, respectively; Argentina fragrance sales increased 11% for the period, again mainly benefiting from improved economic conditions in that country.

•	India sales increased 9% in local currency and 13% in reported dollars. This performance was led by an 11% local currency increase in flavor sales with fragrance sales increasing 8% in comparison to the prior year. In both flavors and fragrances, the sales performance reflected the benefit of new wins.

Net income for the nine-month period decreased 2% in comparison to the prior year period. Excluding the impact of restructuring and other charges in both the 2003 and 2002 periods, 2003 year-to-date income increased 7% in comparison to the prior year. Gross margin on sales in 2003, as a percentage of sales, has declined in comparison to the prior year. The margin decline is primarily attributable to the weak sales performance in the higher margin fine fragrance business. Earnings have been sustained by the Company’s ongoing cost-cutting efforts and by reduced interest expense.

Reorganization Actions
In the third quarter 2003, the Company eliminated 70 positions, principally in its North American and European operating regions. As a result of these actions, the Company recorded restructuring and other pre-tax charges of $3.9 million ($2.4 million after tax or $.03 per share) in the quarter. Year-to-date, the Company has eliminated over 260 positions and recorded restructuring and other pre-tax charges of $31.0 million ($20.3 million after tax or $.22 per share); essentially all elements of these charges relate to employee terminations.

On October 5, 2000, the Company announced a significant reorganization, including management changes, consolidation of production facilities and related actions. On completion, the reorganization is expected to yield annual savings approximating $25 million to $30 million. A portion of these savings is to be reinvested in the business, although a substantial portion is expected to contribute to improving earnings.

The Company continues to anticipate that total pre-tax costs relating to the reorganization will approximate $110 million. To date, the Company has recorded approximately $105 million of the expected pre-tax charges. The Company will complete the remaining portions of its contemplated reorganization actions by the end of 2003.

Outlook for 2003
IFF expects earnings per share for 2003 to be in the range of $1.86 to $1.91 compared to $1.84 in 2002. Excluding restructuring and other charges, earnings per share are expected to increase between 7% and 9% over comparable 2002 results of $1.92 per share, and to be in the range of $2.05 to $2.09.

IFF expects full year local currency sales to decline 2% to 3% in 2003, excluding for comparative purposes approximately $9.4 million of 2002 sales related to non-core businesses disposed of during 2002. Based on current exchange rates, currency is expected to be favorable by approximately 6% to 7% for the year, resulting in an expected increase of 3% to 5% in reported dollars.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, said, “Our improved performance in Latin America, Asia Pacific, and continued solid growth in India has been driven by new wins. But, while we continue to win new business in both flavors and fragrances, our top line performance in the third quarter was disappointing. Against a weak consumer confidence backdrop, we continue to see sharply fluctuating order patterns in both flavors and fragrances, most notably in North America; a weak retail environment and low airline travel, impacting duty free sales, have exacerbated this trend in the higher margin, fine fragrance business. Further, many of our customers have chosen to delay or downsize their product launches until they see a stronger economic recovery.

“In updating our guidance for the full year 2003, we are assuming that these weak conditions and demand will persist for the balance of the year. Nevertheless, we remain focused on our many new initiatives in research and development, while at the same time reducing costs and focusing on improved operational efficiencies; we also continue to benefit from lower interest expense as we reduce debt and better manage our invested capital.”

About IFF

IFF is the world’s leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.8 billion. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
Statements in this release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Conference Call
There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the third quarter 2003 and its expectations for the balance of the year. The dial in number for U.S.-based participants is 800-946-0713; for international participants, the number is 719-457-2642. The passcode for the call is 568258.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Thursday, October 23, 2003 and ending at Midnight on Sunday, November 23, 2003. The dial in number for the replay for U.S.-based listeners is 888-203-1112; for international listeners, the number is 719-457-0820. The replay pass code will be 568258.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network’s Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company’s website for twelve months.

Contact Douglas J. Wetmore Senior Vice President and Chief Financial Officer Phone: 212-708-7145

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International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,

	2002	2003	2002	2003

Net sales	$462,777	$480,886	$1,384,957	$1,429,721
Cost of goods sold	261,075	278,191	793,551	823,873

Gross margin on sales	201,702	202,695	591,406	605,848
Research & development	37,664	39,184	107,856	117,043
Selling and administrative	75,142	75,638	229,449	224,641
Amortization	3,158	3,158	9,474	9,474

	85,738	84,715	244,627	254,690
Restructuring and other charges	(2,495)	(3,916)	(11,737)	(31,020)
Interest expense	(8,947)	(6,532)	(28,668)	(22,602)
Other income (expense), net	561	446	3,333	(4,451)

Pretax income	74,857	74,713	207,555	196,617
Income taxes	25,258	23,642	70,607	62,131

Net income	$49,599	$51,071	$136,948	$134,486

Including restructuring and other charges

Net income	$49,599	$51,071	$136,948	$134,486
Earnings per share - basic	$.52	$.55	$1.45	$1.43
Earnings per share - diluted	$.52	$.54	$1.43	$1.42

Excluding restructuring and other charges

Net income	$51,253	$53,468	$144,693	$154,793
Result per share - basic	$.54	$.57	$1.53	$1.65
Result per share - diluted	$.54	$.57	$1.51	$1.64

Average Shares Outstanding (in thousands)	2002	2003

Third quarter:
Basic	94,628	93,265
Diluted	95,665	93,793

Year-to-date:
Basic	94,578	93,735
Diluted	95,954	94,418

International Flavors & Fragrances Inc. Consolidated Condensed Balance Sheet (Amounts in thousands)

	December 31, 2002	September 30, 2003

Cash & short-term investments	$ 15,165	$ 15,454
Receivables	338,607	387,849
Inventories	421,603	429,781
Other current assets	91,374	126,700

Total current assets	866,749	959,784

Property, plant and equipment, net	520,499	486,911
Goodwill and other intangibles, net	782,703	773,229
Other assets	62,743	80,505

Total assets	$2,232,694	$2,300,429

Commercial paper/notes payable - bank	$ 49,663	$ 262,814
Other current liabilities	309,834	326,394

Total current liabilities	359,497	589,208

Long-term debt	1,007,085	700,417
Non-current liabilities	291,434	341,760

Shareholders’ equity	574,678	669,044

Total liabilities and shareholders' equity	$2,232,694	$2,300,429

Capital spending in quarter:	$ 14.2 million
Depreciation in quarter:	$ 18.2 million

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Quarter ended September 30, 2003

% Change in Sales by Region of Destination	Fragrances	Flavors	Total

North America	(13)	(1)	(7)

Europe - Reported	11	9	10
Europe - Local Currency	(2)	(2)	(2)

Latin America	(4)	31	4

Asia Pacific - Reported	17	6	11
Asia Pacific - Local Currency	14	2	6

India - Reported	17	7	12
India - Local Currency	13	6	10

Total - Reported	2	7	4
Total - Local Currency	(3)	1	(1)

Nine months ended September 30, 2003 as Reported

% Change in Sales by Region of Destination	Fragrances	Flavors	Total

North America	(8)	(6)	(7)

Europe - Reported	12	15	14
Europe - Local Currency	(5)	(1)	(3)

Latin America	(7)	6	(4)

Asia Pacific - Reported	11	2	6
Asia Pacific - Local Currency	6	(3)	1

India - Reported	13	13	13
India- Local Currency	8	11	9

Total - Reported	2	5	3
Total - Local Currency	(5)	(2)	(4)

Nine months ended September 30, 2003 Pro-Forma Excluding Non-Core Businesses Disposed of in 2002

% Change in Sales by Region of Destination	Fragrances	Flavors	Total

North America	(8)	(2)	(5)

Europe - Reported	12	15	14
Europe - Local Currency	(5)	(1)	(3)

Latin America	(7)	6	(4)

Asia Pacific - Reported	11	2	6
Asia Pacific - Local Currency	6	(3)	1

India - Reported	13	13	13
India- Local Currency	8	11	9

Total - Reported	2	6	4
Total - Local Currency	(5)	(1)	(3)